Exhibit 99.1



               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]



FOR IMMEDIATE RELEASE:
April 25, 2007
                                                        Contact: Russell G. Cole
                                                               President and CEO
                                                                    978-356-8157
                                                               Timothy L. Felter
                               Senior Vice President and Chief Financial Officer
                                              The First National Bank of Ipswich
                                                                    978-356-8257

         First Ipswich Bancorp Reports Profitable First Quarter in 2007

          Community Bank Makes Positive Progress with Strategic Refocus

Ipswich, MA - First Ipswich Bancorp (OTC:FIWC), the bank holding company for The First National Bank of Ipswich (FNBI), announced increased profits for the first quarter of 2007. Net income was $466,000 versus a loss of $183,000 for the same period of 2006. The Company reported basic and diluted earnings of $0.20 per share for the quarter ended March 31, 2007 versus a loss of $0.08 per share for the quarter ended March 31, 2006.

Remarking on the improved financial results, Russ Cole, President and CEO, stated, "We are very pleased with another consecutive quarter of improved profitability. The implementation of our strategic plan has placed the Company in a strong financial position for the future. We remain committed to a disciplined and focused approach and our latest financial results indicate that we're on the right path," commented Mr. Cole. "Our continued dedication to personally meeting the needs of our customers remains the key to our success in a competitive marketplace."

Tim Felter, Senior Vice President and CFO, stated, "Due to the completion of a number of major initiatives, the Company's capital and liquidity positions are very strong. We believe that these strengths, along with the continued stability of our high quality loan portfolio, are a solid foundation for future profitability. We are very pleased with the Company's core earnings."

Strategic initiatives, undertaken to "right size" the Bank, resulted in total assets of $302.5 million as of March 31, 2007, managed from $332.8 million at December 31, 2006. These same initiatives reduced total deposits by $27.2 million during the first quarter of 2007 to a total of $241.6 million as of March 31, 2007 from $268.9 million at December 31, 2006. The Company reported net interest income of $2.59 million for the first quarter of 2007 as compared to $2.75 million in the same quarter of 2006.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Word such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements.

Investors should be cautious in relying on such statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.

These factors include, but are not limited to, statements regarding new business strategies, the Bank's ability to comply with regulatory requirements, and those set forth in our most recent annual report on Form 10-KSB and quarterly report on 10-QSB, and other factors detailed from time to time in our filings with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to update publicly any forward-looking statement, whether as the result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the SEC.


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